Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

February 3, 2021

Mountain Crest Acquisition Corp

311 West 43rd Street, 12th floor

New York, NY 10036

Re:         Registration Statement on Form S-1

File No. 333-250017

Ladies and Gentlemen:

We have acted as counsel to Mountain Crest Acquisition Corp, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1/A (File No. 333-250017) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an aggregate of 5,390,766 shares (the “Shares”) of the common stock, par value $0.0001 per share of the Company (the "Common Stock"). Of the Shares included in the Registration Statement, the Company is registering (i) 5,000,000 shares issuable in connection with a private placement of shares of Common Stock to be completed upon the consummation of the business combination of the Company (the “PIPE Shares”), and (ii) 390,766 shares of common stock underlying private units issued in connection with a private placement of private units of the Company completed on June 4, 2020 (the “Private Units”) for resale by the selling stockholders named therein (the “Selling Stockholders”).

In connection with the foregoing, we have reviewed (a) the original Registration Statement on Form S-1 filed on November 10, 2020, as amended on December 22, 2020 , January 28, 2021 and this Amendment No. 3 on Form S-1/A; (b) the Company's Amended and Restated Certificate of Incorporation, and Bylaws, as amended; (c) the Subscription Agreements, dated September 30, 2020, for the PIPE Shares; (d) the Subscription Agreements, dated June 4, 2020, for the Private Units, and (e) certain records of the Company's corporate proceedings as reflected in its minute books. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certain representations of officers of the Company.

Mountain Crest Acquisition Corp.

February 3, 2021

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, it is our opinion that (i) the shares underlying the Private Units have been validly authorized and issued and are fully paid and non-assessable; and (ii) that the PIPE Shares, when issued, will be validly authorized, issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP